Exhibit 99.1

           PRESS RELEASE

For Release:	Immediate
Contact:	Scott Monette
314-877-7113

Ralcorp Holdings, Inc. Names Gregory A. Billhartz as General Counsel and Secretary

St. Louis, MO, October 15, 2009. . . . Ralcorp Holdings, Inc. (NYSE: RAH) announced today the hiring of Gregory A. Billhartz as Corporate Vice President, General Counsel and Secretary.

Mr. Billhartz will join the Company effective as of October 15, 2009.  Mr. Billhartz comes to Ralcorp after spending the last five years at Arch Coal, Inc., as Assistant General Counsel and Assistant Secretary.  Mr. Billhartz started his career in 1994 at PricewaterhouseCoopers LLP after graduating from the University of Illinois at Urbana-Champaign with a B.S. in Accounting.  He later received his J.D. from St. Louis University School of Law.  He began his legal career with Bryan Cave LLP as an Associate until he left to join Arch Coal in 2004.

David P. Skarie, Co-Chief Executive Officer and President, commented on the hiring of Mr. Billhartz: “We are extremely pleased to welcome Greg as our new general counsel.  He brings strong legal credentials as well as a deep knowledge and practical experience of the complex issues that companies face today.”  Mr. Billhartz will report to Mr. Skarie and Kevin J. Hunt, Co-Chief Executive Officer and President.

Mr. Billhartz replaces Charles G. Huber, Jr., who had served as Ralcorp’s General Counsel and Secretary since 2003.  In May the Company announced Mr. Huber would be promoted to President of Ralcorp Frozen Bakery Products once his successor as General Counsel and Secretary was named.  Mr. Huber joined the Company after graduating with a bachelor’s degree from the University of Missouri-St. Louis and a J.D. from Washington University School of Law.  Mr. Huber’s appointment as President of Ralcorp Frozen Bakery Products will be effective October 15, 2009.

Mr. Hunt said, "Chuck has done an outstanding job as general counsel over the past six years and has been an important advisor to management.  We look forward to his leading the Ralcorp Frozen Bakery Products division.”

Ralcorp produces Post branded cereals, a variety of value brand and store brand foods sold under the individual labels of various grocery, mass merchandise and drugstore retailers, and frozen bakery products sold to in-store bakeries, restaurants and other foodservice customers. Ralcorp's diversified product mix includes: ready-to-eat and hot cereals; nutritional and cereal bars; snack mixes, corn-based chips and extruded corn snack products; crackers and cookies; snack nuts; chocolate candy; salad dressings; mayonnaise; peanut butter; jams and jellies; syrups; sauces; frozen griddle products including pancakes, waffles, and French toast; frozen biscuits and other frozen pre-baked products such as breads and muffins; and frozen dough for cookies, Danishes, bagels and doughnuts.